SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 16, 2003

Date of Report

(Date of earliest event reported)

US SEARCH.COM Inc.

(exact name of registrant as specified in its charter)

DELAWARE	000-26149	95-4504143
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

5401 Beethoven Street

Los Angeles, CA 90066

(Address of Principal executive offices, including zip code)

(310) 302-6300

(Registrant’s telephone number, including area code)

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated May 15, 2003

This exhibit is furnished pursuant to Item 9 hereof and should not be deemed to be “filed” under the Securities Exchange Act of 1934

Item 9. Results of Operations and Financial Condition

On May 16, 2003, US SEARCH.com Inc., a Delaware corporation (“US SEARCH”), announced its financial results for the quarter ended March 31, 2003. A copy of US SEARCH’s press release announcing this information is furnished to the Commission as Exhibit 99.1 hereto.

The press release discloses certain financial measures, such as EBITDA, that may be considered non-GAAP financial measures in certain circumstances. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. EBITDA is not defined by generally accepted accounting principles (“GAAP”) and does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the individual components should be considered. The impact of interest, taxes, depreciation and amortization, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA. Further, EBITDA does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other companies.

As used herein, “GAAP” refers to accounting principles generally accepted in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US SEARCH.COM INC.

Date: May 19, 2003	By:	/s/ BRENT N. COHEN
	Name: Title:	Brent N. Cohen Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release dated May 15, 2003.